Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (January 29, 2025) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2024.

2024 Fourth Quarter Results:
•Record fourth quarter homes delivered and income
•New contracts increased 11% to 1,759
•Homes delivered increased 19% to 2,402
•Revenue of $1.2 billion, up 24%
•Pre-tax income of $171 million, up 24%
•Net income increased 27% to $133.5 million ($4.71 per diluted share) compared to $105 million ($3.66 per diluted share) in 2023
•Repurchased $50 million of stock

2024 Full Year Results:
•Record homes delivered, revenue and income
•New contracts increased 8% to 8,584
•Homes delivered increased 12% to 9,055
•Revenue increased 12% to $4.5 billion
•Pre-tax income increased 21% to $734 million; 16% of revenue
•Net income increased 21% to $564 million ($19.71 per diluted share)
•Shareholders’ equity reached an all-time record of $2.9 billion, a 17% increase from a year ago, with book value per share of $109
•Repurchased $176.0 million of stock
•Return on equity of 21%
•Homebuilding debt to capital ratio of 19% compared to 22% at December 31, 2023

For the fourth quarter of 2024, the Company reported net income of $133.5 million, or $4.71 per diluted share, compared to net income of $105.3 million, or $3.66 per diluted share, for the fourth quarter of 2023. For the year ended December 31, 2024, the Company reported net income of $563.7 million, or $19.71 per diluted share, compared to net income of $465.4 million, or $16.21 per diluted share in 2023.
Homes delivered in 2024’s fourth quarter reached an all-time quarterly record of 2,402, a 19% increase compared to 2,019 deliveries in 2023’s fourth quarter. Homes delivered for the twelve months ended December 31, 2024 increased 12% to a record 9,055 from 2023’s deliveries of 8,112. New contracts for 2024’s fourth quarter increased 11% to 1,759 from 1,588 new contracts in 2023’s fourth quarter. For 2024, new contracts were 8,584, an 8% increase from 2023’s 7,977 new contracts. Homes in backlog decreased 16% at December 31, 2024 to 2,531 units, with a sales value of $1.4 billion, an 11% decrease from last year, while the average sales price in backlog increased 5% to an all-time record $553,000. At December 31, 2023, the sales value of the 3,002 homes in backlog was $1.6 billion, with an average sales price of $525,000. M/I Homes had 220 active communities at December 31, 2024 compared to 213 a year ago. The Company’s cancellation rate was 14% in 2024’s fourth quarter compared to 13% for the prior year’s fourth quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had an outstanding 2024 highlighted by all-time records in homes delivered, revenue and income. Our homes delivered increased 12% to 9,055 generating revenue of $4.5 billion - a 12% increase over 2023. Our gross margins were 26.6% compared to 25.3% and pre-tax income was $734 million, a 21% increase over last year. Our pre-tax margin reached 16% and we produced a strong return on equity of 21%.”

Mr. Schottenstein continued, “We are in excellent financial condition. We ended the year with record shareholders’ equity of $2.9 billion, cash of $822 million, zero borrowings under our $650 million credit facility, a homebuilding debt to capital ratio of 19% and a net debt to capital ratio of negative 5%. Our year-end book value was a record $109 per share. As we begin 2025, we believe our industry will continue to benefit from strong fundamentals, including favorable demographic trends and an undersupply of housing.”

The Company will broadcast live its earnings conference call today at 10:30 a.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through January 2026.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
New contracts	1,759	1,588	8,584	7,977
Average community count	219	209	216	202
Cancellation rate	14%	13%	10%	11%
Backlog units	2,531	3,002	2,531	3,002
Backlog sales value	$1,399,683	$1,575,643	$1,399,683	$1,575,643
Homes delivered	2,402	2,019	9,055	8,112
Average home closing price	$490	$471	$483	$483

Homebuilding revenue:
Housing revenue	$1,175,883	$950,872	$4,375,829	$3,914,372
Land revenue	882	2,025	12,635	25,301
Total homebuilding revenue	$1,176,765	$952,897	$4,388,464	$3,939,673

Financial services revenue	28,512	19,691	116,206	93,829

Total revenue	$1,205,277	$972,588	$4,504,670	$4,033,502

Cost of sales - operations	908,452	728,202	3,305,781	3,014,573
Gross margin	$296,825	$244,386	$1,198,889	$1,018,929
General and administrative expense	70,059	60,284	258,422	222,765
Selling expense	62,775	54,256	234,373	208,942
Operating income	$163,991	$129,846	$706,094	$587,222
Other loss (income)	—	1	—	(33)
Interest income, net of interest expense	(6,566)	(8,129)	(27,514)	(20,022)
Income before income taxes	$170,557	$137,974	$733,608	$607,277
Provision for income taxes	37,088	32,692	169,883	141,912
Net income	$133,469	$105,282	$563,725	$465,365

Earnings per share:
Basic	$4.85	$3.79	$20.29	$16.76
Diluted	$4.71	$3.66	$19.71	$16.21

Weighted average shares outstanding:
Basic	27,538	27,769	27,777	27,769
Diluted	28,308	28,756	28,600	28,716

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2024	2023
Assets:
Total cash, cash equivalents and restricted cash	$821,570	$732,804
Mortgage loans held for sale	283,540	176,329
Inventory:
Lots, land and land development	1,630,190	1,446,576
Land held for sale	7,699	6,932
Homes under construction	1,271,626	1,177,101
Other inventory	182,347	166,542
Total Inventory	$3,091,862	$2,797,151

Property and equipment - net	34,513	34,918
Operating lease right-of-use assets	53,895	56,364
Goodwill	16,400	16,400
Investments in joint venture arrangements	65,334	44,011
Deferred income tax asset	13,451	16,094
Other assets	169,231	148,369
Total Assets	$4,549,796	$4,022,440

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	397,653	396,879
Senior notes due 2030 - net	297,369	296,865
Total Debt - Homebuilding Operations	$695,022	$693,744

Notes payable bank - financial services operations	286,159	165,844
Total Debt	$981,181	$859,588

Accounts payable	198,579	204,678
Operating lease liabilities	55,365	57,566
Other liabilities	374,994	383,669
Total Liabilities	$1,610,119	$1,505,501

Shareholders’ Equity	2,939,677	2,516,939
Total Liabilities and Shareholders’ Equity	$4,549,796	$4,022,440

Book value per common share	$108.62	$90.66
Homebuilding debt / capital ratio(1)	19%	22%

(1)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Cash provided by operating activities	$104,395	$54,901	$179,736	$552,131
Cash used in investing activities	$(9,859)	$(4,500)	$(54,896)	$(18,632)
Cash provided by (used in) financing activities	$7,114	$(53,849)	$(36,074)	$(112,237)

Land/lot purchases	$107,384	$95,930	$472,937	$343,504
Land development spending	$201,301	$159,550	$645,960	$512,105
Land sale revenue	$882	$2,025	$12,635	$25,301
Land sale gross profit	$391	$356	$3,709	$3,360

Financial services pre-tax income	$10,034	$4,676	$49,682	$38,354

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income	$133,469	$105,282	$563,725	$465,365
Add:
Provision for income taxes	37,088	32,692	169,883	141,912
Interest income - net	(10,177)	(10,908)	(40,719)	(30,030)
Interest amortized to cost of sales	8,181	7,724	32,053	33,326
Depreciation and amortization	4,810	4,479	18,700	17,369
Non-cash charges	9,709	13,241	23,808	20,247
Adjusted EBITDA	$183,080	$152,510	$767,450	$648,189
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2024	2023	Change	2024	2023	Change
Northern	707	699	1%	3,761	3,361	12%
Southern	1,052	889	18%	4,823	4,616	4%
Total	1,759	1,588	11%	8,584	7,977	8%

	HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2024	2023	Change	2024	2023	Change
Northern	1,064	848	25%	3,873	3,169	22%
Southern	1,338	1,171	14%	5,182	4,943	5%
Total	2,402	2,019	19%	9,055	8,112	12%

	BACKLOG
	December 31, 2024			December 31, 2023
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,136	$637	$561,000	1,248	$663	$531,000
Southern	1,395	$763	$547,000	1,754	$912	$520,000
Total	2,531	$1,400	$553,000	3,002	$1,576	$525,000

	LAND POSITION SUMMARY
	December 31, 2024			December 31, 2023
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,546	11,076	17,622	6,852	8,935	15,787
Southern	17,290	17,244	34,534	17,522	12,351	29,873
Total	23,836	28,320	52,156	24,374	21,286	45,660